Exhibit 99.1

Media Contact:

Eric DeRitis, (408) 658-1561

eric.deritis@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES PRICING OF
$1.25 BILLION OF SENIOR UNSECURED NOTES OFFERING

CUPERTINO, CA — January 31, 2017 — Seagate Technology plc (NASDAQ: STX) announced that it priced its previously announced offering of $750 million aggregate principal amount of senior notes due 2022 (the “2022 Notes”) and $500 million aggregate principal amount of senior notes due 2024 (the “2024 Notes” and, together with the 2022 Notes, the “Notes”). The 2022 Notes were priced at 99.770% of the aggregate principal amount and will bear interest at a rate of 4.25% per annum. The 2024 Notes were priced at 99.328% of the aggregate principal amount and will bear interest at a rate of 4.875% per annum.  The Notes will be issued by Seagate HDD Cayman (“HDD Cayman”), an indirect wholly owned subsidiary of Seagate Technology plc (“Seagate”), and guaranteed by Seagate.

The Notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions under Regulation S under the Securities Act. The sale of the Notes is expected to close on February 3, 2017, subject to customary closing conditions.

HDD Cayman intends to use the net proceeds from the offering of the Notes for general corporate purposes, which may include repayment of the outstanding 3.75% Senior Notes due 2018 and repayment of other outstanding indebtedness, capital expenditures and other investments in the business.

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used.

Seagate, Seagate Technology and the Seagate logo are trademarks or registered trademarks of Seagate Technology LLC in the United States and/or other countries.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Notes to be offered have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about the terms and conditions of, and completion of, the offering of the Notes described above. These statements identify prospective information and may include words such as “expects,” “intends, ““plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “should,” “may,” “will,” or the negative of these words, variations of these words and comparable terminology.  These forward-looking statements are based on information available to the Company as of the date of this press release and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.